                                  ARTICLES OF MERGER
                               OF SR ACQUISITION CORP.
                                         INTO
                               STINGRAY SOFTWARE, INC.


     Pursuant to the provisions of Section 55-11-05 of the General Statutes of North Carolina, Stingray Software, Inc., a North Carolina corporation (the "Surviving Corporation"), hereby submits these Articles of Merger for the purpose of merging SR Acquisition Corp., a North Carolina corporation (the "Merging Corporation"), into the Surviving Corporation:

     (1) The merger of the Merging Corporation into the Surviving Corporation (the "Merger") shall be effected pursuant to the terms of the Plan of Merger in the form attached hereto as EXHIBIT A (the "Plan of Merger").

     (2) The Plan of Merger was duly approved by the sole shareholder of the Merging Corporation and by the shareholders of the Surviving Corporation as required by the Chapter 55 of the General Statutes of North Carolina as of the 27th day of February, 1998.

     (3) The Merger will become effective upon the filing of these Articles of Merger with the North Carolina Secretary of State.


                                                    SURVIVING COPRORATION:

                                                    STINGRAY SOFTWARE, INC.


                                                    By:    /s/ M. Scot Wingo
                                                           -------------------
                                                    Name:      M. Scot Wingo
                                                           -------------------
                                                    Title:     President
                                                           -------------------


                                       1.

                                   PLAN OF MERGER

     THIS PLAN OF MERGER, dated as of February 27, 1998 (the "Merger Agreement"), is made and entered into by ROGUE WAVE SOFTWARE, INC., a Delaware corporation ("Acquiror"), SR ACQUISITION CORP., a North Carolina corporation ("Acquiror Sub"), and STINGRAY SOFTWARE, INC., a North Carolina corporation ("Target" or "Surviving Corporation") (Target and Acquiror Sub being hereinafter collectively referred to as the "Constituent Corporations").

                                      RECITALS

     A. Acquiror, Acquiror Sub and Target have entered into an Agreement and Plan of Merger and Reorganization, dated as of January 19, 1998 (the "Reorganization Agreement"), providing, among other things, for the execution and filing of this Merger Agreement and the merger of Acquiror Sub with and into Target upon the terms set forth in the Reorganization Agreement and this Merger Agreement (the "Merger").

     B. The respective Board of Directors of each of the Constituent Corporations deems it advisable and in the best interests of each of such corporations and their respective shareholders that Acquiror Sub be merged with and into Target.

                                     AGREEMENT

     NOW, THEREFORE, in consideration of the promises and mutual agreements contained in this Merger Agreement, Acquiror and the Constituent Corporations hereby agree that Acquiror Sub shall be merged with and into Target in accordance with the provisions of the laws of the State of North Carolina, upon the terms and subject to the conditions set forth as follows:

                                     ARTICLE I

     SECTION 1.    THE MERGER

          1.1 FILING. This Merger Agreement, together with Articles of Merger (the "Articles of Merger") required by the North Carolina Business Corporation Act (the "North Carolina Law"), shall be filed by the Surviving Corporation with the Secretary of State of the State of North Carolina at the time specified in the Reorganization Agreement.

          1.2 EFFECTIVENESS. The Merger shall become upon filing of the Articles of Merger with the Secretary of State of the State of North Carolina. (the "Effective Time").

          1.3 MERGER. At the Effective Time, Acquiror Sub shall be merged into Target and the separate corporate existence of Acquiror Sub shall thereupon cease. Target shall be the Surviving Corporation in the Merger and the separate corporate existence of Target, with all of its purposes, objects, rights, privileges, powers, immunities and franchises, shall continue unaffected and unimpaired by the Merger.

          1.4 FURTHER ACTION. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Merger Agreement or to vest the Surviving Corporation with the full right, title and possession to all assets, property, rights,


                                       1.

privileges, immunities, powers and franchises of either or both of the Constituent Corporations, the officers and directors of the Surviving Corporation are fully authorized in the name of either or both of the Constituent Corporations or otherwise to take all such action.

                                     ARTICLE II

     SECTION 2.    CORPORATE GOVERNANCE MATTERS

          2.1 ARTICLES OF INCORPORATION. The Articles of Incorporation of Acquiror Sub in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation unless and until amended as provided by law.

          2.2 BYLAWS. The Bylaws of Acquiror Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation unless and until amended as provided by law.

          2.3 DIRECTORS. The Board of Directors of the Surviving Corporation at and after the Effective Time, each of whom will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law, shall be as follows:
          Thomas Keffer
          Robert M. Holburn, Jr.

          2.4 OFFICERS. The officers of the Surviving Corporation at and after the Effective Time, each of whom will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law, are as follows:

          NAME:                    TITLE:
          -----                    ------

          Thomas Keffer            Chief Executive Officer

          Michael Scally           President

          Robert M. Holburn, Jr.   Chief Financial Officer, Secretary


                                     ARTICLE III

     SECTION 3.    MANNER OF CONVERTING SHARES OF THE CONSTITUENT CORPORATIONS

          3.1 CONVERSION OF TARGET COMMON STOCK. At the Effective Time, each then outstanding share of Common Stock, no par value per share, of Target (the "Target Common Stock"), other than shares of Target Common Stock that are held by shareholders who have not


                                       2.

voted such shares in favor of the Merger, shall cease to be an existing and issued share and shall become and be converted into, by virtue of the Merger and without any action on the part of Acquiror, Acquiror Sub, Target or the holder thereof, that number of shares of the common stock, $0.001 par value per share, of Acquiror (the "Acquiror Common Stock") equal to the fraction:
(A) having a numerator equal to 1,701,732; and (B) having a denominator equal to the Target Share Amount (as defined below). For purposes of this Merger Agreement, the "Target Share Amount" shall be the aggregate number of shares of Target Common Stock outstanding immediately prior to the Effective Time (including any such shares that are subject to a repurchase option or risk of forfeiture under any restricted stock purchase agreement or other agreement) plus the aggregate number of shares of Target Common Stock subject to options outstanding immediately prior to the Effective Time.

          3.2 ACQUIROR SUB COMMON STOCK. At the Effective Time, each then outstanding share of common stock, no par value per share, of Acquiror Sub shall cease to be an existing and issued share and shall become and be converted into, by virtue of the Merger and without any action on the part of Acquiror, Acquiror Sub or Target, one share of Target Common Stock and the aggregate of such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

          3.3 CLOSING OF TARGET TRANSFER BOOKS. On and after the Effective Time, holders of certificates representing shares of Target Common Stock issued and outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of Target and the share transfer books of Target shall be closed with respect to shares of Target Common Stock issued and outstanding immediately prior to the Effective Time and no further transfer of such shares shall thereafter be made on such share transfer books. If, after the Effective Time, valid certificates previously representing such shares are presented to Acquiror or Target, they shall be exchanged as provided in Section 3.1.

          3.4 RECEIPT OF MERGER CONSIDERATION. At the Effective Time, each certificate for Target Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be issued and outstanding but shall represent solely the right to receive shares of the Acquiror Common Stock into which the shares of Target Common Stock it theretofore represented shall become converted pursuant to Section 3.1 (or the holder thereof's right to dissent pursuant to Article 13 of the North Carolina Law and Section 3.6 hereof); provided, however, that customary and appropriate certifications and indemnities allowing exchange against lost or destroyed certificates shall be provided. Upon surrender of a stock certificate representing Target Common Stock to Acquiror, Acquiror shall deliver to the holder of such certificate the Acquiror Common Stock to which such holder is entitled pursuant to Section 3.1 hereof.

          3.5 NO FRACTIONAL SHARES. No fractional shares of Acquiror Common Stock will be issued in connection with the Merger and no certificate therefor will be issued. In lieu of such fractional shares, any holder of Target Common Stock who would otherwise receive a fractional share shall, upon surrender of his certificate or certificates representing Target Common Stock, be paid an amount in cash (without interest) equal to the value of such fractional share of Acquiror Common Stock, deemed for purposes of this Merger Agreement to be such fraction multiplied by the closing price of the Acquiror Common Stock on the Nasdaq National Market


                                       3.

on the date hereof. Acquiror will, subject to any applicable statute of limitation or abandoned property or similar law, until three months after the Effective Time, pay to such holders, upon surrender of their certificates representing Target Common Stock outstanding immediately prior to the Effective Time, the cash value of such fractions so determined, without interest.

          3.6 DISSENTING SHARES. Notwithstanding anything in this Merger Agreement to the contrary, shares of Target Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders who have not voted such shares in favor of the Merger shall not be canceled and converted into the Merger Consideration unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder's dissent and appraisal rights under the North Carolina Law. If such holder shall have so failed to perfect, or shall have effectively withdrawn or lost such rights, such holder's shares of Target Common Stock shall thereupon be deemed to have been canceled and converted as described in Section
3.1 on the Effective Time, and each such share shall represent solely the right to receive the Acquiror Common Stock into which the shares of Target Common Stock if theretofore constituted shall have been converted pursuant to Section
3.1. From and after the Effective Time, no shareholder who has exercised such shareholder's right to dissent as provided in Article 13 of the North Carolina Law shall be entitled to vote such holder's shares for any purpose or to receive payment of dividends or other distributions with respect to such holder's shares (except dividends and other distributions payable to shareholders of record at a date which is prior to the Effective Time).

                                     ARTICLE IV

     SECTION 4. TERMINATION. Notwithstanding the approval of this Merger Agreement by the shareholders of Acquiror Sub and Target, this Merger Agreement shall terminate forthwith in the event that the Reorganization Agreement shall be terminated as therein provided.

                        [THIS SPACE INTENTIONALLY LEFT BLANK]


                                       4.
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     IN WITNESS WHEREOF, the parties have duly executed this Agreement of Merger as of the date first written above.


ATTEST:                                 ROGUE WAVE SOFTWARE, INC.
                                          a Delaware corporation


By:  /s/ Robert M. Holburn, Jr.         By:  /s/ Michael Scally
     --------------------------              --------------------------
     Its Secretary                           Michael Scally, President


ATTEST:                                 SR ACQUISITION CORP.
                                          a North Carolina corporation


By:  /s/ Robert M. Holburn, Jr.         By:  /s/ Michael Scally
     --------------------------              --------------------------
     Its Secretary                           Michael Scally, President


ATTEST:                                 STINGRAY SOFTWARE, INC.
                                          a North Carolina corporation


By:  /s/ Aris Antanas Buinevicius       By:  /s/ W. Scot Wingo
     --------------------------              --------------------------
     Its Secretary                           W. Scot Wingo, President


                                       5.